  Exhibit (a)(1)(H)

FORM OF COMMUNICATION

REJECTION OF THE NOTICE OF WITHDRAWAL

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

REJECTION OF THE NOTICE OF WITHDRAWAL

Date:

To:

From:	Retractable Technologies, Inc.
Re:	Rejected Notice of Withdrawal

Unfortunately, your Notice of Withdrawal regarding our Offer to Exchange Stock Options was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s):

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it (and any other document it requires) to Retractable Technologies, Inc. so that it is RECEIVED before the Expiration Date, which we expect will be at 5:00 p.m., Central Standard Time, on November 18, 2008 (or later if we extend the offer), by one of the following means:

By Hand or Interoffice Mail:

Attention: Mr. Douglas W. Cowan

By Facsimile:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

Facsimile: (972) 292-1630

By Mail or Delivery Service:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

511 Lobo Lane

Little Elm, Texas 75068

By Email:

rtifinancial@vanishpoint.com

If we do not RECEIVE a properly completed and signed Notice of Withdrawal (and any other document it requires) from you before the Expiration date of the Exchange Offer, all Eligible Options currently tendered by you will be cancelled for exchange.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, or other documents relating to this Exchange Offer) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.